Exhibit 3

Amendment to

Private Placement Memorandum and Common Stock Purchase Agreement

This amendment (the “Amendment”) is made and entered into as of June 30, 2004 by and between Trestle Holdings, Inc., a Delaware corporation with principal offices located at 199 Technology Drive, Suite 105, Irvine, California 92618 (the “Company”), and the undersigned investor (the “Investor”).

WHEREAS, the Company and the Investor entered into that certain Common Stock Purchase Agreement (the “Agreement”) wherein the Investor purchased a number of Units under the Agreement; and

WHEREAS, the Company and the Investor acknowledge that, under the Private Placement Memorandum and the Agreement, each Unit sold to Investor is defined as and consists of: (a) one share (a “Share”) of Common Stock of the Company, par value $.001 per share (the “Common Stock”), and (b) the right to purchase one-half share of Common Stock (each right to purchase a full share of Common Stock, a “Warrant Share”) at an exercise price of $2.00 per Warrant Share which is exercisable for a period of three years from issuance; and

WHEREAS, the Company and the Investor desire to amend the Agreement to correct clerical errors in the Private Placement Memorandum and the Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       The Company and the Investor acknowledge and agree that the definition of “Unit” under the Private Placement Memorandum and the Agreement is hereby deleted and replaced in its entirely with the following definition: each “Unit” is defined as and consists of: (a) one share (a “Share”) of Common Stock of the Company, par value $.001 per share (the “Common Stock”), and (b) the right to purchase one-half share of Common Stock (each right to purchase a full share of Common Stock, a “Warrant Share”) at an exercise price of $2.00 per Warrant Share which is exercisable for a period of three years from issuance.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

TRESTLE HOLDINGS, INC.

By:
Michael Doherty
Chairman, Trestle Holdings, Inc.

The foregoing Agreement is hereby accepted as of the date first above written.

[Print Name of Investor]

By
Name:
Its:

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Number of Units Subscribed for

$
Purchase Price